UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 28, 2013

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

201 NW 10th, Suite 200 Oklahoma City, Oklahoma	73103
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (405) 278-6400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2013, Blueknight Energy Partners, L.P. (the “Partnership”) entered into an Amended and Restated Credit Agreement, dated as of June 28, 2013 (the “New Credit Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent, Lloyds TSB Bank PLC and Royal Bank of Canada, as Co-Syndication Agents, Natixis and SunTrust Bank, as Co-Documentation Agents, and the several lenders from time to time party thereto.

The New Credit Agreement amends and restates the Partnership’s existing senior secured credit facility. The New Credit Agreement permits the Partnership to borrow up to $400.0 million on a revolving credit basis, and the maturity date of the New Credit Agreement is June 28, 2018. Upon the closing of the New Credit Agreement, the Partnership has approximately $262.4 million of outstanding borrowings and $0.5 million of outstanding letters of credit under the New Credit Agreement, leaving the Partnership with approximately $137.1 million available commitments for additional borrowings and letters of credit under the New Credit Agreement. In connection with entering into the New Credit Agreement, the Partnership paid certain upfront fees to the lenders thereunder, and the Partnership paid certain arrangement and other fees to the arrangers and agents of the New Credit Agreement.

The New Credit Agreement is guaranteed by all of the Partnership’s existing subsidiaries. Obligations under the New Credit Agreement are secured by first priority liens on substantially all of the Partnership’s assets and those of the guarantors.

The New Credit Agreement includes procedures for additional financial institutions to become lenders, or for any existing lender to increase its revolving commitment thereunder, subject to an aggregate maximum of $500.0 million for all loan commitments under the New Credit Agreement.

The Partnership may prepay all loans under the New Credit Agreement at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The New Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, property or casualty insurance claims, and condemnation proceedings, unless the Partnership reinvests such proceeds in accordance with the New Credit Agreement, but these mandatory prepayments will not require any reduction of the lenders’ commitments under the New Credit Agreement.

Under the New Credit Agreement, borrowings bear interest, at the Partnership’s option, at either the reserve-adjusted eurodollar rate (as defined in the New Credit Agreement) plus an applicable margin or the alternate base rate (the highest of the agent bank’s prime rate, the federal funds effective rate plus ½ of 1%, and the 30-day eurodollar rate plus 1%) plus an applicable margin. The Partnership pays a per annum fee on all letters of credit issued under the New Credit Agreement, which fee equals the applicable margin for loans accruing interest based on the eurodollar rate, and the Partnership pays a commitment fee on the unused commitments under the New Credit Agreement. The New Credit Agreement does not have a floor for the eurodollar rate or the alternate base rate. The applicable margins for the Partnership’s interest rate, the letter of credit fee and the commitment fee vary quarterly based on the Partnership’s consolidated total leverage ratio (as defined in the New Credit Agreement, being generally computed as the ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) and will be as follows:

Consolidated Total Leverage Ratio	Applicable Margin for Eurodollar Loans and Letters of Credit	Applicable Margin for ABR Loans	Commitment Fee Rate
<2.00 to 1.00	2.00%	1.00%	0.375%
≥ 2.00 to 1.00 and < 3.00 to 1.00	2.25%	1.25%	0.375%
≥ 3.00 to 1.00 and < 3.50 to 1.00	2.50%	1.50%	0.375%
≥ 3.50 to 1.00 and ≤ 4.00 to 1.00	2.75%	1.75%	0.500%
> 4.00 to 1.00	3.00%	2.00%	0.500%

The New Credit Agreement includes financial covenants that will be tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter.

The maximum permitted consolidated total leverage ratio is 4.50 to 1.00, provided that the maximum consolidated total leverage ratio is 5.00 to 1.00 from and after (i) the last day of the fiscal quarter immediately preceding the fiscal quarter in which a specified acquisition (as defined in the New Credit Agreement) occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such specified acquisition occurred and (ii) the date on which the Partnership issues qualified senior notes (as defined in the New Credit Agreement, but generally being unsecured indebtedness with no required principal payments prior to June 28, 2019) in an aggregate principal amount (when combined with all other qualified senior notes previously or concurrently issued) that equals or exceeds $200.0 million.
The maximum permitted consolidated senior secured leverage ratio (as defined in the New Credit Agreement, but generally computed as the ratio of consolidated total secured debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 3.50 to 1.00, but this covenant is only tested from and after the date on which the Partnership issues qualified senior notes in an aggregate principal amount (when combined with all other qualified senior previously or concurrently issued) that equals or exceeds $200.0 million.

The minimum permitted consolidated interest coverage ratio (as defined in the New Credit Agreement, but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest expense) is 2.50 to 1.00.
In addition, the New Credit Agreement contains various covenants that, among other restrictions, limit the Partnership’s ability to:

•	create, issue, incur or assume indebtedness;

•	create, incur or assume liens;

•	engage in mergers or acquisitions;

•	sell, transfer, assign or convey assets;

•	repurchase the Partnership’s equity, make distributions to unitholders and make certain other restricted payments;

•	make investments;

•	modify the terms of certain indebtedness, or prepay certain indebtedness;

•	engage in transactions with affiliates;

•	enter into certain hedging contracts;

•	enter into certain burdensome agreements;

•	change the nature of the Partnership’s business;

•	enter into operating leases; and

•	make certain amendments to the Partnership’s partnership agreement.
The New Credit Agreement permits the Partnership to make quarterly distributions of available cash (as defined in the Partnership’s partnership agreement) to unitholders so long as no default exists under the New Credit Agreement on a pro forma basis after giving effect to such distribution.

Each of the following is an event of default under the New Credit Agreement:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure to meet the quarterly financial covenants;

•	failure to observe any other agreement, obligation or covenant in the New Credit Agreement or any related loan document, subject to cure periods for certain failures;

•	the failure of any representation or warranty to be materially true and correct when made;

•	the Partnership’s, or any of its restricted subsidiaries,’ default under other indebtedness that exceeds a threshold amount;

•	judgments against the Partnership or any of its restricted subsidiaries, in excess of a threshold amount;

•	certain ERISA events involving the Partnership or its restricted subsidiaries resulting in a material adverse effect on the Partnership;

•	bankruptcy or other insolvency events involving the Partnership or any of its restricted subsidiaries; and

•
a change of control (as defined in the New Credit Agreement, but generally being (i) Blueknight General Partners G.P., L.L.C. (the “General Partner”) ceasing to own 100% of the Partnership’s general partner interest or ceasing to control the Partnership, or (ii) Vitol Holding B.V. and Charlesbank Capital Partners, LLC ceasing to collectively own and control 50.0% or more of the membership interests of the General Partner).

If an event of default relating to bankruptcy or other insolvency events occurs, all indebtedness under the New Credit Agreement will immediately become due and payable. If any other event of default exists under the New Credit Agreement, the lenders may accelerate the maturity of the obligations outstanding under the New Credit Agreement and exercise other rights and remedies. In addition, if any event of default exists under the New Credit Agreement, the lenders may commence foreclosure or other actions against the collateral.

If any default occurs under the New Credit Agreement, or if the Partnership is unable to make any of the representations and warranties in the New Credit Agreement, the Partnership will be unable to borrow funds or have letters of credit issued under the New Credit Agreement.

The description set forth above is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 2.03.	Entry into a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

EXHIBIT NUMBER		DESCRIPTION

10.1	—
Amended and Restated Credit Agreement, dated as of June 28, 2013, by and among the Partnership, Wells Fargo Bank, National Association, as Administrative Agent, Lloyds TSB Bank PLC and Royal Bank of Canada, as Co-Syndication Agents, Natixis and SunTrust Bank, as Co-Documentation Agents, and the several lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: July 1, 2013	By:	/s/ Alex G. Stallings
	Name:	Alex G. Stallings
	Title:	Chief Financial Officer and Secretary

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

10.1	—
Amended and Restated Credit Agreement, dated as of June 28, 2013, by and among the Partnership, Wells Fargo Bank, National Association, as Administrative Agent, Lloyds TSB Bank PLC and Royal Bank of Canada, as Co-Syndication Agents, Natixis and SunTrust Bank, as Co-Documentation Agents, and the several lenders from time to time party thereto.